Exhibit 99.4

October 28, 2009

Mr. Nickie Lee Stanage

20807 Decatur Street

Cassopolis, Michigan  49031

Dear Nick:

This letter is to memorialize the agreement between you and Hexcel Corporation (the “Company”) regarding certain benefits you would otherwise be entitled to receive under the Hexcel Corporation Nonqualified Deferred Compensation Plan (the “NDCP”), but for your inability to participate therein.

In consideration of your continued employment by the Company and the benefits to be provided you hereunder, you and the Company agree as follows.

For each Plan Year (as defined in the NDCP) in which you would have been eligible to participate in the NDCP, the Company will credit you, to a bookkeeping account in your name, with an amount equal to the Nonqualified Matching Contributions (as defined in Section 2.5 of the NDCP) that you would have been credited with under the NDCP for such year had you been a participant.

Your right to the amounts credited to you under this letter agreement shall vest if and only if, at the time your employment with Hexcel terminates for any reason other than for Cause (as defined in the Supplemental Retirement Agreement between you and the Company dated October 28, 2009 (the “SERP”)), you are not vested (and do not become vested in connection with such termination) in any portion of your benefit under the SERP.  If you should vest in any portion of your benefit under the SERP, or you are terminated for Cause, then you shall immediately lose all benefits under this letter agreement and this letter agreement shall terminate.

Any vested amounts credited to you under this letter agreement shall be paid to you (or, in the case of your death, to your designated beneficiary) at the same time and in the same form as your benefits would have been payable to you under the SERP, had they been vested, based on your payment elections under the SERP (or, in the absence of any such election, the default payment terms under the SERP) in effect at the time your right to the amounts credited to you under this letter agreement becomes vested.  All terms and conditions of the SERP relating to payment of benefits thereunder are incorporated herein by reference.

The terms of Article IV of the SERP are also incorporated herein by reference.

Please acknowledge your agreement to the foregoing by signing below.

Sincerely yours,

/s/ Ira J. Krakower

Acknowledged and Agreed:

/s/ Nickie Lee Stanage